Investor Relations & Press Contacts:

Larry Cains or Melissa Kivett
Assurant
212-859-7045 or 212-859-7029
larry.cains@assurant.com or melissa.kivett@assurant.com

FOR IMMEDIATE RELEASE

Assurant Reports Q3 2004 Net Income of $74.8 Million ($0.53 per Pro Forma Share) , Net Operating Income of $73.2 Million ($0.52 per Pro Forma Share)

New York — November 4, 2004 — Assurant, Inc. (“Assurant”) (NYSE: AIZ), a premier provider of specialized insurance and insurance-related products and services, today reported its results for the quarter and the nine-month period ended September 30, 2004.

J. Kerry Clayton, President and Chief Executive Officer, said: “Excluding the rare occurrence of four hurricanes, Assurant had a very good quarter. The strength of our diversified specialty insurance strategy is demonstrated in our strong operating performance so far this year. We remain focused on generating profitable growth from our market-leading specialty insurance businesses.”

Third Quarter Results:

Net income in the third quarter of 2004, which includes the impact of claims related to the unprecedented catastrophic activity in the quarter, decreased 24.7% to $74.8 million, or $0.53 per pro forma share (see footnote 1 at the end of this release), versus third quarter 2003 net income of $99.4 million, or $0.70 per pro forma share.

Net operating income (see footnote 2 at the end of this release) for the third quarter of 2004 decreased 23.2% to $73.2 million, or $0.52 per pro forma share, compared to third quarter 2003 net operating income of $95.3 million, or $0.67 per pro forma share. Net operating income excludes capital gains and losses, loss on disposal of business and IPO related expenses.

Net earned premiums in the third quarter of 2004 grew 3.7% to $1.6 billion from $1.5 billion for the same period in 2003. Assurant Health was the leading contributor of net earned premium growth in the third quarter of 2004.

Net investment income in the third quarter of 2004 increased to $160.0 million from $150.7 million in the third quarter of 2003 as a result of an increase in invested assets.

The yield on average invested assets and cash and cash equivalents was 5.56% in the third quarter of 2004, compared to 5.71% in the third quarter of 2003.

Nine-Month Results:

Net income in the first nine months of 2004 grew 0.4% to $264.4 million, or $1.86 per pro forma share, versus first nine months 2003 net income of $263.3 million, or $1.85 per pro forma share.

Net operating income for the first nine months of 2004 grew 1.6% to $258.4 million, or $1.82 per pro forma share, compared to first nine months 2003 net operating income of $254.4 million, or $1.79 per pro forma share. Net operating income excludes capital gains and losses, loss on disposal of business and IPO-related expenses.

Net earned premiums in the first nine months of 2004 grew 6.9% to $4.8 billion from $4.5 billion for the same period in 2003.

Net investment income in the first nine months of 2004 increased to $471.5 million from $456.6 million in the first nine months of 2003 as a result of an increase in invested assets. The yield on average invested assets and cash and cash equivalents was 5.47% for the first nine months of 2004, compared to 5.81% for the first nine months of 2003.

Reconciliation of Net operating income to Net income

	For the Three Months Ended		For the Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2004	2003	2004	2003
	(UNAUDITED)
	(amounts in millions, net of tax)
Assurant Solutions	$3.0	$31.4	$81.6	$100.1
Assurant Health	47.9	30.6	124.5	92.6
Assurant Employee Benefits	15.0	22.1	42.2	48.6
Assurant Preneed	8.9	8.9	25.5	27.9
Amortization of deferred gain on disposal of businesses	9.4	11.4	28.1	34.0
Interest expense and distributions on preferred securities of subsidiary trusts	(9.8)	(19.0)	(28.1)	(57.1)
Corporate and other	(1.2)	9.9	(15.4)	8.3

Net operating income	73.2	95.3	258.4	254.4
Adjustments:
Net realized gains on investments	1.6	4.8	14.6	9.6
Loss on disposal of business	—	—	(6.3)	—
Expenses directly related to the initial public offering	—	(0.7)	(2.3)	(0.7)

Net income	$74.8	$99.4	$264.4	$263.3

Assurant Solutions

Assurant Solutions third quarter 2004 net operating income was $3.0 million, down 90.5% from third quarter 2003 net operating income of $31.4 million. Net operating income for the first nine months in 2004 was $81.6 million down 18.5% from $100.1 million in the first nine months of 2003. Net operating income for the third quarter and nine-month period of 2004 decreased due to claims from four hurricanes during the quarter. After tax catastrophe losses, net of reinsurance, in the quarter were $49.1 million, compared to $6.5 million in the third quarter of 2003. Excluding these losses, net operating income increased primarily due to good loss experience and general business growth.

Assurant Solutions third quarter 2004 net earned premiums decreased 1.7% to $602.7 million from $612.9 million in the same year-ago period. Net earned premiums in the first nine months of 2004 grew 5.7% to $1.8 billion from $1.7 billion in the first nine months of 2003. The changes in net earned premium were primarily due to growth in our specialty property products and international businesses offset by declines in domestic credit insurance.

Assurant Health

Assurant Health third quarter 2004 net operating income increased 56.4% to $47.9 million from $30.6 million in same period in 2003. Net operating income for the first nine months of 2004 grew 34.5% to $124.5 million from $92.6 million in the first nine months of 2003. The increases in net operating income for the third quarter and the nine-month period of 2004 were primarily due to individual medical premium growth and continued improvement in combined ratio from already favorable levels.

Assurant Health third quarter 2004 net earned premiums grew 11.1% to $563.2 million from $506.7 million in the same period in 2003. Net earned premiums in the first nine months of 2004 increased 13.4% to $1.7 billion from $1.5 billion in the first nine months of 2003. Net earned premium growth for the third quarter and nine-month period of 2004 is attributable to the individual medical product lines. For the third consecutive quarter, Health Savings Account (HSA) sales continued to be a strong contributor to individual medical sales.

Assurant Employee Benefits

Assurant Employee Benefits third quarter 2004 net operating income decreased 32.2% to $15.0 million from net operating income of $22.1 million in the same period of 2003. Net operating income for the nine months of 2004 decreased 13.1% to $42.2 million from $48.6 million in the first nine months of 2003. Third quarter 2003 results benefited from a change in reserves of $11.5 million after tax. Excluding this reserve change, net operating income for the third quarter and nine months of 2004 increased due to continued improvements in loss experience in the disability and group life businesses and increased investment income.

Assurant Employee Benefits third quarter 2004 net earned premiums grew 2.9% to $305.8 million from $297.3 million in the same period of 2003. Net earned premiums in the first nine months of 2004 grew 1.4% to $933.0 million from $920.3 million in the first nine months of 2003. Net earned premium increases for the third quarter and the nine-month period of 2004 were primarily driven by increases in disability premiums. Modest premium growth was a result of pricing and renewal discipline in a competitive market, however voluntary sales continue to show strong growth.

Assurant Preneed

Assurant Preneed third quarter 2004 net operating income was $8.9 million, essentially unchanged from the same period of 2003. Net operating income for the first nine months of 2004 decreased 8.3% to $25.5 million from $27.9 million in the first nine months of 2003. The decrease in net operating income was attributable to a reduction in investment yields resulting from continued low new money rates.

Assurant Preneed third quarter 2004 net earned premiums increased 1.7% to $131.8 million from $129.6 million in the same period of 2003. Assurant Preneed first nine months 2004 net earned premiums of $401.3 million were comparable to $400.9 million in the first nine months of 2003.

Corporate

Amortization of deferred gains from businesses sold through reinsurance declined consistent with the run-off of these businesses. Interest expense in the third quarter of 2004 declined by $9.2 million after tax compared to the third quarter of 2003 due to lower levels of debt at lower interest rates. Corporate and other net operating loss for the third quarter of 2004 was $1.2 million, compared to income of $9.9 million in 2003. The decrease is primarily due to public company expenses, including expenses related to Sarbanes-Oxley 404 compliance, and lower investment income.

Financial Position

At September 30, 2004 total assets were $23.6 billion and total invested assets, cash and cash equivalents were $12.1 billion. In the third quarter of 2004, Assurant had after-tax net capital gains of approximately $1.6 million compared to net realized after-tax gains of $4.8 million in the third quarter of 2003. In the third quarter of 2004, Assurant recorded no other than temporary impairments.

As part of its approved share repurchase program of up to 10% of its outstanding common stock, Assurant repurchased 1.36 million shares in the open market during the third quarter ended September 30, 2004, for an average price of $26.00 per share, including commissions. As a result, on September 30, 2004, the Company had 140.8 million shares of common stock outstanding. The stock buyback program may utilize open market and/or private transactions. The amount and timing of the repurchases will depend upon market conditions.

Earnings Conference Call

Assurant will host a conference call this morning, November 4th at 10:00 a.m. (ET) with access available via Internet and telephone. Investors and analysts may participate in the live conference call by dialing 800-473-6123 (toll-free domestic) or 973-582-2706 (international); passcode: Assurant. Please call to register at least 10 minutes before the conference call begins. A replay of the call will be available for one week via telephone starting at approximately 12:00 pm (ET) on November 4, 2004 and can be accessed at 877-519-4471 (toll-free domestic) or 973-341-3080 (international); passcode: 5234911. The webcast will be archived for one month on Assurant’s website.

About Assurant

Assurant is a premier provider of specialized insurance products and related services in North America and selected other international markets. The four key businesses — Assurant Employee Benefits; Assurant Health; Assurant Preneed; and Assurant Solutions — have partnered with clients who are leaders in their industries and have built leadership positions in a number of specialty insurance market segments in the U.S. and selected international markets. The Assurant business units provide creditor-placed homeowners insurance; manufactured housing homeowners insurance; debt protection administration; credit-related insurance; warranties and extended services contracts; individual health and small employer group health insurance; group dental insurance; group disability insurance; group life insurance; and pre-funded funeral insurance.

The company, which is traded on the New York Stock Exchange under the symbol AIZ, has over $20 billion in assets and $7 billion in annual revenue. Assurant has more than 12,000 employees and is headquartered in New York’s financial district.

Safe Harbor Statement

Some of the statements included in this press release, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, are forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. For a discussion of the factors that could affect our actual results please refer to the risk factors identified from time to time in our SEC reports, including, but not limited to, our 10-K, as filed with the SEC.

Non-GAAP Financial Measures

Assurant uses the following non-GAAP financial measures to analyze the company’s operating performance for the periods presented in this press release. Because Assurant’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Assurant’s non-GAAP financial measures to those of other companies.

(1) Pro forma earnings per share has been included as a measure of operating performance. In February 2004, Assurant completed a significant capital restructuring in conjunction with its initial public offering of common stock. Pro forma earnings per share reflects earnings per share adjusted as if this capital restructuring had occurred on January 1, 2003. This restructuring included: a stock split and conversion of Class B and C shares resulting in total outstanding shares of 109,222,276; the issuance of 32,976,854 shares of Assurant common stock to Fortis Insurance N.V. in exchange for a capital contribution of $725.5 million, and the issuance of 68,976 restricted shares of Assurant common stock to certain officers and directors of the company pursuant to specific restricted stock grants (9,546 vested shares and 59,430 unvested shares). These transactions occurred subsequent to the December 31, 2003 balance sheet, but management believes that this adjusted measure provides a better indication of operating performance than the corresponding GAAP measure, earnings per share.

(2) Assurant uses net operating income as an important measure of the company’s operating performance. Net operating income equals net income excluding net realized gains (losses) on investments and other unusual and/or infrequent items. The company believes net operating income provides investors a valuable measure of the performance of the company’s ongoing business, because it excludes both the effect of realized gains (losses) on investments that tend to be highly variable from period to period, and those events that are unusual and/or unlikely to recur.

Assurant, Inc. and Subsidiaries
Consolidated Statement of Operations
Three and Nine Months Ended September 30, 2004 and 2003

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
	(in thousands except number of shares and per share amount)
Revenues
Net earned premiums and other considerations	$1,603,548	$1,546,474	$4,844,259	$4,533,503
Net investment income	160,034	150,723	471,486	456,608
Net realized gain on investments	2,501	7,334	22,447	14,808
Amortization of deferred gain on disposal of businesses	14,539	17,522	43,298	52,235
Fees and other income	51,238	53,524	154,511	172,764

Total revenues	1,831,860	1,775,577	5,536,001	5,229,918
Benefits, losses and expenses
Policyholder benefits	976,934	879,321	2,888,948	2,656,325
Amortization of deferred acquisition costs and value of business acquired	220,092	232,842	668,260	684,821
Underwriting, general and administrative expenses	510,473	488,350	1,530,235	1,407,169
Interest expense	15,107	—	41,104	—
Loss on disposal of business	—	—	9,232	—
Distributions on mandatorily redeemable preferred securities of subsidiary trusts	—	29,288	2,163	87,854

Total benefits, losses and expenses	1,722,606	1,629,801	5,139,942	4,836,169

Income before income taxes	109,254	145,776	396,059	393,749
Income taxes	34,410	46,378	131,627	130,464

Net income	$74,844	$99,398	$264,432	$263,285

Net income per share:
Basic	$0.53	$0.91	$1.92	$2.41
Diluted	$0.53	$0.91	$1.92	$2.41
Dividends per share	$0.07	$0.19	$0.14	$1.66
Share Data:
Weighted average shares outstanding used in basic per share calculations	141,694,172	109,222,276	137,818,397	109,222,276
Plus: Dilutive securities	92,981	—	67,265	—

Weighted average shares used in diluted per share calculations	141,787,153	109,222,276	137,885,662	109,222,276

Assurant, Inc. and Subsidiaries
Consolidated Balance Sheets
At September 30, 2004 (unaudited) and December 30, 2003

	September 30,	December 31,
	2004	2003
	(in thousands except number of shares)
Assets
Investments:
Fixed maturities available for sale, at fair value (amortized cost - $8,567,856 in 2004 and $8,229,861 in 2003)	$9,045,812	$8,728,838
Equity securities available for sale, at fair value (cost - $540,062 in 2004 and $436,823 in 2003)	548,203	456,440
Commercial mortgage loans on real estate at amortized cost	1,039,914	932,791
Policy loans	66,025	68,185
Short-term investments	225,851	275,878
Other investments	508,398	461,473

Total investments	11,434,203	10,923,605
Cash and cash equivalents	692,373	958,197
Premiums and accounts receivable	482,560	468,766
Reinsurance recoverables	4,263,042	4,445,265
Accrued investment income	138,869	135,267
Tax receivable	—	26,499
Deferred acquisition costs	1,562,094	1,405,169
Property and equipment, at cost less accumulated depreciation	270,922	283,762
Deferred income taxes, net	31,385	60,321
Goodwill	831,346	828,523
Value of business acquired	175,872	191,929
Other assets	214,869	195,958
Assets held in separate accounts	3,540,759	3,805,058

Total assets	$23,638,294	$23,728,319

Assurant, Inc. and Subsidiaries
Consolidated Balance Sheets
At September 30, 2004 (unaudited) and December 31, 2003

	September 30,	December 31,
	2004	2003
	(in thousands except number of shares)
Liabilities
Future policy benefits and expenses	$6,328,838	$6,235,140
Unearned premiums	3,221,977	3,133,847
Claims and benefits payable	3,641,270	3,512,809
Commissions payable	309,654	371,074
Reinsurance balances payable	121,705	110,063
Funds held under reinsurance	195,916	200,384
Deferred gain on disposal of businesses	344,054	387,353
Accounts payable and other liabilities	1,308,728	1,370,104
Tax payable	74,589	—
Debt	971,593	1,750,000
Mandatorily redeemable preferred securities of subsidiary trusts	—	196,224
Mandatorily redeemable preferred stock	24,160	24,160
Liabilities related to separate accounts	3,540,759	3,805,058

Total liabilities	20,083,243	21,096,216
Commitments and contingencies	—	—
Stockholders’ equity
Common stock, par value $.01 per share, 800,000,000 shares authorized, 142,268,106 and 109,222,276 shares issued, 140,821,350 and 109,222,276 shares outstanding at September 30, 2004 and December 31, 2003, respectively	1,423	1,092
Additional paid-in capital	2,790,440	2,063,763
Retained earnings	493,266	248,721
Unamortized restricted stock compensation	(708)	—
Accumulated other comprehensive income	306,665	318,527
Treasury stock	(36,035)	—

Total stockholders’ equity	3,555,051	2,632,103

Total liabilities and stockholders’ equity	$23,638,294	$23,728,319